Exhibit 99.1

Beverly National Corporation Press Release

FOR IMMEDIATE RELEASE	Contact: Michael O. Gilles
978-720-1226

BEVERLY NATIONAL CORPORATION TO RESTRUCTURE PORTFOLIO AND

IMPLEMENT INITIAL PHASE OF EFFICIENCY REVIEW AND PROCESS

IMPROVEMENT PROJECT

(Beverly, MA) December 14, 2006 - Don Fournier, President and Chief Executive Officer of Beverly National Corporation (the “Company”) and its subsidiary Beverly National Bank (the “Bank”) announced that the Company has sold approximately $45 million of investment securities at a loss of approximately $338,000, net of tax, as part of a program to restructure a portion of the investment portfolio. The proceeds from such sale will be reinvested in securities with higher yields and used to pay down a portion of the Company’s short-term Federal Home Loan Bank borrowings. The restructuring is expected to result in an increase in 2007 net income and earnings per share.

The Company also announced that as part of its recently completed efficiency review and process improvement project a charge of approximately $150,000, net of tax, will also be recognized during the quarter ended December 31, 2006. The charge is related to one-time expenses associated with implementing various process changes and efficiency improvements that are intended to further enhance future earnings.

While the combined effect of the charges is approximately $488,000, the Company still expects to report net income for the quarter ended December 31, 2006.

The Company also is announcing that preliminary approvals have been received by the town of Salem, MA, to establish its eighth full service branch, which will be located at 6 Paradise Road in Salem. It is anticipated that the branch will be open by July 1, 2007.

Mr. Fournier commented, “After careful consideration and analysis, the Company determined that the investment portfolio restructuring was the right course of action given the current interest rate environment and opportunities for reinvestment present in the market. With the proposed reinvestment strategy, the pay back was estimated to be approximately nine months, and the net income and earnings per share improvement for 2007 made the decision even more compelling. The one time restructuring charges are expected to result in future benefits as efficiencies and process improvements will result in enhanced future earnings.”

President Fournier also commented on the new Salem location. “We are pleased to be announcing the opening of our eighth full service location. Salem is an important and logical step in our retail branching strategy as we continue to expand our presence in Essex County. We look forward to serving the consumer and small business community as we are able to bring our quality service and product to the Salem market.”

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

Beverly National Bank, a subsidiary of Beverly National Corporation, is headquartered in Beverly, MA, and operates full-service branch offices in Downtown Beverly, Cummings Center – Beverly, North Beverly, Danvers, Hamilton, Manchester-by-the-Sea and Topsfield. The Bank offers a full array of consumer products and services including full electronic banking, financial planning, trust and investment services and business specialties. Incorporated in 1802, Beverly National Bank is the oldest community bank in the United States. The Bank’s deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act.